Exhibit 10.1

November 22, 2023

Banyan Acquisition Corporation

400 Skokie Blvd., Suite 820

Northbrook, IL 60062

Reference is made to that certain Second Amended and Restated Business Combination Agreement (the “BCA”), dated as of the date hereof, by and among Pinstripes, Inc., a Delaware corporation (the “Company”), Banyan Acquisition Corporation, a Delaware corporation (“SPAC”), and Panther Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of SPAC (“Merger Sub”). This letter agreement (this “Letter Agreement”) is being entered into and delivered in connection with the transactions contemplated by the BCA and hereby amends and restates in its entirety that certain letter agreement (the “Prior Letter Agreement”), dated as of June 22, 2023 (the “Prior Letter Agreement Date”), by and among the SPAC, the Company and each of Banyan Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and George Courtot, Bruce Lubin, Otis Carter, Kimberley Annette Rimsza, Matt Jaffee and Brett Biggs (the “Insiders”, together with the Sponsor, the “Founder Shareholders”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SPAC, the Company and each Founder Shareholder hereby agree as follows:

1.	Each Founder Shareholder represents and warrants that such Founder Shareholder holds the number of Founders Shares set forth opposite such Founder Shareholder’s name on Exhibit A under the heading “Total Shares”. As used herein, “Founders Shares” means, collectively, (i) shares of Class A common stock, par value $0.0001 per share, of SPAC, (ii) shares of Class B common stock, par value $0.0001 per share, of SPAC and (iii) shares of undesignated preferred stock, par value $0.0001 per share, of SPAC. Each Founder Shareholder hereby represents that it has not acquired, and agrees that such Founder Shareholder shall not acquire, record or beneficial ownership of any other equity securities of SPAC after the Prior Letter Agreement Date.

2.	With respect to the number of Founders Shares set forth opposite each Founder Shareholder’s name on Exhibit A under the heading “Sponsor Forfeiture Shares” (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to capital stock of SPAC) (the “Sponsor Forfeiture Shares”), during the period commencing on the Prior Letter Agreement Date and ending on the earlier of (A) the date that is five years after the Closing, (B) the date on which such Sponsor Forfeiture Shares are no longer subject to forfeiture in accordance with Section 3 or Section 4 below, and (C) the valid termination of the BCA pursuant to Article X thereof, each Founder Shareholder agrees that it shall not (a) sell, assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any Sponsor Forfeiture Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Sponsor Forfeiture Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clauses (a) or (b); provided, that (i) each Founder Shareholder may transfer Sponsor Forfeiture Shares as contemplated by clauses (a) through (e) of Section 7(c) of the Initial Letter Agreement (as defined below) if, and only if, the transferee of such Sponsor Forfeiture Shares evidences in writing reasonably satisfactory to the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Founder Shareholders and (ii) notwithstanding anything to the contrary contained herein, at the Closing, the Sponsor may transfer up to a maximum aggregate of (x) 1,000,000 Sponsor Forfeiture Shares in connection with any Non-Redemption Agreement and Assignment of Economic Interest entered into by SPAC and the Sponsor prior to the Prior Letter Agreement Date (the “Non-Redemption Shares”) and (y) 2,000,000 Sponsor Forfeiture Shares (“Reserved Shares”) to investors in, and only in connection with, the Bridge Financing (such shares, to the extent transferred or committed to be transferred to Bridge Financing investors, the “Bridge Financing Shares”) and/or the PIPE Investment (such shares, to the extent transferred or committed to be transferred to PIPE Investors, the “PIPE Investment Shares”, together with the Bridge Financing Shares, the “Released Shares”); provided that, in the case of (1) the Non-Redemption Shares and the Bridge Financing Shares, each transferee of any such Sponsor Forfeiture Shares evidences in writing reasonably satisfactory to the Company such transferee’s agreement to be bound by and subject to the Amended Lockup Period (as defined below) to the same effect as the Founder Shareholders and (2) the PIPE Investment Shares, the Sponsor uses its commercially reasonable efforts to cause each transferee of any such Sponsor Forfeiture Shares to evidence in writing reasonably satisfactory to the Company such transferee’s agreement to be bound by and subject to the Amended Lockup Period (as defined below) to the same effect as the Founder Shareholders. Notwithstanding anything to the contrary in this Letter Agreement, the Non-Redemption Shares, the Bridge Financing Shares and the PIPE Investment Shares shall not be subject to Section 3 or Section 4. To the extent that, as of the Closing, the number of Released Shares is less than 2,000,000 (with the Reserved Shares that are not Released Shares being the “Non-Transferred Reserved Shares”), the lesser of (i) fifty percent (50%) of the Non-Transferred Reserved Shares and (ii) 250,000 Non-Transferred Reserved Shares, shall be retained by the Sponsor (the “Sponsor Non-Transferred Reserved Shares”) and all Non-Transferred Reserved Shares in excess of the Sponsor Non-Transferred Reserved Shares shall be forfeited at the Closing with no consideration to the Sponsor. The Sponsor Non-Transferred Reserved Shares shall cease to be Sponsor Forfeiture Shares upon the Closing and shall be fully vested and shall cease to otherwise be subject to this Letter Agreement.

3.	The Sponsor Forfeiture Shares shall be subject to the following vesting and forfeiture terms:

a)         Upon the date on which the daily volume-weighted average sale price of one share of common stock of SPAC quoted on the New York Stock Exchange (or, if not the New York Stock Exchange, the principal securities exchange on which the shares of common stock of SPAC are then listed) is greater than or equal to $12.00 for any twenty (20) Trading Days (as defined below) (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period commencing five months after the Closing Date and ending on the fifth anniversary of the Closing Date, then 50% of the Sponsor Forfeiture Shares (pro rata among each Founder Shareholder) will vest and no longer be subject to forfeiture and shall no longer be subject to Section 2.

b)         Upon the date on which the daily volume-weighted average sale price of one share of common stock of SPAC quoted on the New York Stock Exchange (or, if not the New York Stock Exchange, the principal securities exchange on which the shares of common stock of SPAC are then listed) is greater than or equal to $14.00 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period commencing at least five months after the Closing Date and ending on the fifth anniversary of the Closing Date, then the remaining Sponsor Forfeiture Shares will vest and no longer be subject to forfeiture and shall no longer be subject to Section 2.

c)         On the date that is the five-year anniversary of the Closing Date, the Founder Shareholders shall forfeit all unvested Sponsor Forfeitures Shares which remain subject to forfeiture, if any.

d)         For the avoidance of doubt, 666,667 shares of Class A Common Stock and 1,698,459 shares of Class B Common Stock of the Founders Shares held by the Sponsor and 49,875 shares of Class B Common Stock of the Founders Shares held by the Insiders will, at the Effective Time, (i) automatically convert into SPAC Class A common stock (if such Founders Shares are Class B Common Stock) and (ii) become fully vested and shall not be subject to any vesting and forfeiture provisions.

The price targets set forth above shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to common stock of SPAC.

For purposes hereof, “Trading Day” means any day on which shares of common stock of SPAC are actually traded on the New York Stock Exchange (or, if not the New York Stock Exchange, the principal securities exchange on which the shares of common stock of SPAC are then listed).

For so long as any Sponsor Forfeiture Shares remain subject to vesting and forfeiture, if SPAC pays or makes any dividends or distributions to the holders of SPAC New Common Shares, the holders of the Sponsor Forfeiture Shares shall not receive any such dividends or distributions but instead shall receive a Dividend Equivalent for each Sponsor Forfeiture Share held thereby; provided, however, that the unvested Sponsor Forfeiture Shares shall not entitle the holder thereof to consideration in connection with any sale or other transaction (other than pursuant to Section 4) or be subject to execution, attachment or similar process, and shall bear a customary legend with respect to such vesting and forfeiture provisions. For purposes hereof, “Dividend Equivalent” means, in connection with SPAC’s payment or making of a distribution or dividend, the right to receive from SPAC, upon the vesting of the Sponsor Forfeiture Share for which such right is issued, the dividend or distribution paid or made in respect of each SPAC New Common Share.

4.	If, during the five-year period beginning on the first day after the Closing, there is a Change of Control (as defined below) pursuant to which SPAC or its stockholders have the right to receive consideration implying a value per share of common stock of SPAC (as agreed in good faith by the Sponsor and the board of directors of SPAC) of:

a)         less than $12.00, then immediately prior to such Change of Control, each of the Founder Shareholders shall forfeit 100% of the Sponsor Forfeiture Shares of such Founder Shareholder that have not vested earlier pursuant to Section 3(a) and/or Section 3(b);

b)         greater than or equal to $12.00 but less than $14.00, then (A) immediately prior to such Change of Control, each of the Founder Shareholders shall forfeit 50% of the Sponsor Forfeiture Shares of such Founder Shareholder, and (B) thereafter, the remaining Sponsor Forfeiture Shares shall no longer be subject to forfeiture (it being understood and agreed that if Sponsor Forfeiture Shares vested earlier pursuant to Section 3(a) but not Section 3(b), then immediately prior to such Change of Control, each of the Founder Shareholders shall forfeit 100% of the remaining unvested Sponsor Forfeiture Shares of such Founder Shareholder, and if Sponsor Forfeiture Shares were vested fully earlier pursuant to both Section 3(a) and Section 3(b), then the Founder Shareholders shall not forfeit any of the Sponsor Forfeiture Shares in connection with the Change of Control); or

c)         greater than or equal to $14.00, then (A) each of the Founder Shareholders shall forfeit zero Sponsor Forfeiture Shares in connection with the Change of Control, and (B) thereafter, the Sponsor Forfeiture Shares shall no longer be subject to forfeiture.

The parties hereto acknowledge and agree that if the consideration payable in a Change of Control consists in whole or in part of securities publicly traded on a securities exchange or other trading market, the value of each such security shall be deemed to be the volume-weighted average sale price of one share (or other applicable unit) of such security on the principal securities exchange or trading market therefor over a consecutive 15 Trading Day period ending on the Trading Day immediately preceding the day upon which the Change of Control is first publicly announced. For clarity, Sponsor Forfeiture Shares that cease to be subject to forfeiture pursuant to Section 3 or Section 4 shall be entitled to receive the consideration received by the other holders of SPAC New Common Shares in the Change of Control. The price targets set forth above shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to common stock of SPAC. The parties hereto hereby acknowledge and agree that, for purposes of this Section 4, the value per share of common stock implied by the consideration received by SPAC or its stockholders pursuant to a Change of Control shall be calculated inclusive of the consideration received by the Founder Shareholders in respect of any Sponsor Forfeiture Shares that have not vested prior to, but vest upon, such Change of Control and taking into account any such Sponsor Forfeiture Shares.

For purposes hereof, “Change of Control” means any transaction or series of transactions (a) constituting a merger, consolidation, reorganization or other business combination or equity or similar investment, however effected, following which either (i) the members of the board of directors of SPAC immediately prior to such merger, consolidation, reorganization or other business combination or equity or similar investment do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of SPAC immediately prior to such merger, consolidation, reorganization or other business combination or equity or similar investment do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof; or (b) the result of which is a sale of 50% or more of the assets of SPAC to any Person.

5.	Each Founder Shareholder hereby agrees, from the Prior Letter Agreement Date until the earlier of the Closing and the valid termination of the BCA pursuant to Article X thereof, (a) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the shareholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought, all of such Founder Shareholder’s Founders Shares (together with any other equity securities of SPAC that such Founder Shareholder held of record or beneficially as of the Prior Letter Agreement Date or acquires (or has acquired) record or beneficial ownership of after the Prior Letter Agreement Date, collectively, the “Subject SPAC Equity Securities”) (i) in favor of the SPAC Stockholder Voting Matters, (ii) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the BCA and the Transactions), (iii) against any proposal in opposition to approval of the BCA or in competition with or inconsistent with the BCA or the Transactions, and (iv) against any proposal, action or agreement that would (A) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC or Merger Sub under the BCA or (B) result in any of the conditions set forth in Article IX of the BCA not being fulfilled, (b) not to redeem, elect to redeem or tender or submit any of its Subject SPAC Equity Securities for redemption in connection with the BCA or the Transactions, (c) not to commit or agree to take any action inconsistent with the foregoing, and (d) to comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Initial Letter Agreement, including the agreement by such Founder Shareholder pursuant to Section 1 therein not to redeem any Shares (as defined therein) owned thereby in connection with the shareholder approval in connection with the Transactions. Each Founder Shareholder further hereby agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any Proceeding, against SPAC, Merger Sub, the Company or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Letter Agreement or the BCA or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Letter Agreement or the BCA.

6.	SPAC and the Founder Shareholders have previously entered into that certain letter agreement, dated January 19, 2022, in connection with the initial public offering of SPAC (the “Initial Letter Agreement”).

a)      The parties hereto acknowledge and agree that the Initial Letter Agreement shall survive the consummation of the Transactions in accordance with its terms (other than as modified by this Letter Agreement), and each Founder Shareholder shall comply with, and fully perform all of such Founder Shareholder’s obligations, covenants and agreements set forth in, the Initial Letter Agreement (including, for the avoidance of doubt, the lock-up provisions in Section 7 thereof; provided, however, effective as of the Closing Date that the one-year lock-up period contained in sub-clause (A) of Section 7(a) therein shall be amended to refer to a six-month lock-up period commencing on the Closing Date) (the “Amended Lockup Period”).

b)      For the avoidance of doubt, the Non-Redemption Shares and the Bridge Financing Shares shall be subject to the Amended Lockup Period.

c)      Notwithstanding the terms of Section 7 of the Initial Letter Agreement but subject to the Sponsor’s obligations to use commercially reasonable efforts to subject the PIPE Investment Shares to the Amended Lockup Period pursuant to Section 2, to the extent any holder of PIPE Investment Shares fails to agree to subject such holder’s PIPE Investment Shares to the Amended Lockup Period (“Excluded PIPE Investment Shares”), the parties hereto agree that the proviso of Section 7(c) of the Initial Letter Agreement shall be waived with respect to Excluded PIPE Investment Shares and the transfer of Excluded PIPE Investment Shares to PIPE Investors in accordance with the terms of this Letter Agreement shall be permitted.

7.	In the event that on or after the Prior Letter Agreement Date, SPAC issues (or is deemed to issue) any shares of Class A common stock of SPAC (or any equity-linked securities) related to the closing of the Transactions, the undersigned Founder Shareholders constituting holders of at least a majority of the shares of Class B common stock of SPAC hereby agree to waive any anti-dilution, adjustment or similar provisions contained in the Governing Documents of SPAC in respect of the Class B common stock of SPAC, including, without limitation, under Section 4.3 of the Existing SPAC Charter to receive more than one (1) share of SPAC Class A common stock upon automatic conversion of such Founders Shares in accordance with the Existing SPAC Charter in connection with the Transactions. As used herein, the term “equity-linked securities” means any debt or equity securities of SPAC that are convertible, exercisable or exchangeable for Class A common stock of SPAC issued in a financing transaction in connection with the Transactions, including, but not limited to, a private placement of equity or debt.

8.	During the period commencing on the Prior Letter Agreement Date and ending on the earlier of the Closing and the valid termination of the BCA pursuant to Article X thereof, no Founder Shareholder shall modify or amend the Initial Letter Agreement without the prior written consent of the Company, not to be unreasonably withheld. Following the Closing, no Founder Shareholder shall modify or amend the Initial Letter Agreement without the prior written consent of SPAC, not to be unreasonably withheld.

9.	Each Founder Shareholder hereby acknowledges that such Founder Shareholder has read the BCA and this Letter Agreement and has had the opportunity to consult with such Founder Shareholder’s tax and legal advisors. Each Founder Shareholder shall be bound by and comply with (a) Section 6.5 (Confidential Information), (b) Section 6.9(a) (Communications; Press Release; SEC Filings) and (c) Section 6.17 (Exclusivity) of the BCA (and any relevant definitions contained in any such Sections) as if such Founder Shareholder was an original signatory to the BCA with respect to such provisions, mutatis mutandis.

10.	Subject to the terms and conditions of this Letter Agreement, SPAC and each Founder Shareholder agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Letter Agreement.

11.	Each Founder Shareholder hereby represents and warrants to SPAC and the Company as follows:

a)   Such Founder Shareholder has all necessary power and authority to execute and deliver this Letter Agreement and to perform such Founder Shareholder’s obligations hereunder. The execution and delivery of this Letter Agreement by such Founder Shareholder has been duly and validly authorized and no other action on the part of such Founder Shareholder is necessary to authorize this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by such Founder Shareholder and, assuming due authorization, execution and delivery by the other Founder Shareholders, SPAC and the Company, constitutes a legal, valid and binding obligation of such Founder Shareholder, Enforceable against such Founder Shareholder in accordance with its terms.

b)   Such Founder Shareholder, as of the date of this Letter Agreement, is, and as of the Prior Letter Agreement Date was, the sole record and beneficial owner of, and holds and held (as applicable), the number of Founders Shares set forth opposite each such Founder Shareholder’s name on Exhibit A under the heading “Total Shares”, free and clear of any and all Liens, other than those (i) created by this Letter Agreement, the Initial Letter Agreement and the Governing Documents of SPAC or (ii) arising under applicable securities Laws. Such Founder Shareholder has sole voting power (including the right to control such vote as contemplated herein), power of disposition and power to issue instructions with respect to all of such Person’s Founders Shares, and the power to agree to all of the matters applicable to such Founder Shareholder set forth in this Letter Agreement.

c)   The execution and delivery of this Letter Agreement by such Founder Shareholder does not, and the performance of this Letter Agreement by such Founder Shareholder will not: (i) conflict with or violate any applicable Laws applicable to such Founder Shareholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of such Founder Shareholder, or (iii) result in any breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Founders Shares owned by such Founder Shareholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument (whether written or oral) to which such Founder Shareholder is a party or by which such Founder Shareholder is bound, except, in each case, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such Founder Shareholder to perform such Founder Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

d)   The execution and delivery of this Letter Agreement by such Founder Shareholder does not, and the performance of this Letter Agreement by such Founder Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Entity or any other Person, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, and blue sky Laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such Founder Shareholder to perform such Founder Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

e)   As of the date of this Letter Agreement, there is no Proceeding pending or, to the knowledge of such Founder Shareholder, threatened against such Founder Shareholder, which in any manner challenges or, individually or in the aggregate, would reasonably be expected to delay or impair the ability of such Founder Shareholder to perform such Founder Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

f)    Except for this Letter Agreement and the Initial Letter Agreement, such Founder Shareholder has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to the Founders Shares owned by such Founder Shareholder or (ii) granted any proxy, consent or power of attorney with respect to any Founders Shares owned by such Founder Shareholder. Such Founder Shareholder has not entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Founder Shareholder from satisfying such Founder Shareholder’s obligations pursuant to this Letter Agreement.

g)   Such Founder Shareholder understands and acknowledges that the Company is entering into the BCA in reliance upon the execution and delivery of this Letter Agreement by the Founder Shareholders.

12.	This Letter Agreement, together with the BCA to the extent referenced herein, the Initial Letter Agreement and the other agreements entered into by the Founder Shareholders in connection with the initial public offering of SPAC, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, relating to the subject matter hereof, including the Prior Letter Agreement.

13.	No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

14.	This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Letter Agreement and the BCA, the terms of this Letter Agreement shall govern. The provisions set forth in Sections 11.1 (Amendment and Waiver), 11.4 (Severability), 11.7 (Governing Law; Waiver of Jury Trial; Jurisdiction), 11.9 (Trust Account Waiver), 11.10 (Counterparts; Electronic Delivery) and 11.11 (Specific Performance), of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement, mutatis mutandis.

15.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the BCA, with (a) notices to SPAC and the Company being sent to the applicable addresses set forth therein, in each case, with all copies as required thereunder, and (b) notices to each Founder Shareholder being sent to the address set forth opposite such Founder Shareholder’s name on Exhibit A under the heading “Address”.

16.	This Letter Agreement shall terminate, and have no further force and effect, if the BCA is terminated in accordance with its terms prior to the Effective Time. Upon termination of this Letter Agreement, none of the parties hereto shall have any further obligations or liabilities under this Letter Agreement; provided, however, that nothing in this Section 16 shall relieve any party hereto of liability for any willful material breach of this Letter Agreement prior to such termination.

17.	Except for claims pursuant to the BCA or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each party hereto agrees that (other than in respect of any permitted transferees of any Founders Shares and any permitted successors and assigns of any party hereto or such transferees) (a) this Letter Agreement may only be enforced against, and any action for breach of this Letter Agreement may only be made against, the parties hereto, and (b) no Person other than the parties hereto shall have any liability arising out of or relating to this Letter Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby.

18.	Notwithstanding anything in this Letter Agreement to the contrary, (a) none of the Founder Shareholders make any agreement or understanding herein in any capacity other than in such Founder Shareholder’s capacity as a record holder and beneficial owner of Founders Shares, each Insider makes no agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in the Sponsor, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of any SPAC Party, and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any SPAC Party or as an officer, employee or fiduciary of any SPAC Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such SPAC Party.

19.	Each of Matt Jaffee and Brett Biggs hereby agrees that any verbal advisory services agreement (or any other verbal agreement) either may be party to with SPAC, shall be automatically terminated and of no further force and effect, and upon such termination, SPAC shall have no further obligations or liabilities thereunder to either of Matt Jaffee or Brett Biggs.

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Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

BANYAN ACQUISITION SPONSOR LLC

By:	/s/ Jerry Hyman
Name: Jerry Hyman
Title: Manager

/s/ George Courtot
George Courtot

/s/ Bruce Lubin
Bruce Lubin

/s/ Otis Carter
Otis Carter

/s/ Brett Biggs
Brett Biggs

/s/ Matt Jaffee
Matt Jaffee

/s/ Kimberley Annette Rimsza
Kimberley Annette Rimsza

Acknowledged and agreed

as of the date of this Letter Agreement:

BANYAN ACQUISITION CORPORATION

By:	/s/ Keith Jaffee
Name: Keith Jaffee
Title: Chief Executive Officer

PINSTRIPES, INC.

By:	/s/ Dale Schwartz
Name: Dale Schwartz
Title: Chief Executive Officer

Signature Page to Sponsor Letter Agreement

EXHIBIT A

Founder Shareholder	Address	Total Shares	Sponsor Forfeiture Shares
Banyan Acquisition Sponsor LLC	400 Skokie Blvd, Suite 820 Northbrook, Illinois 60062	2,000,000 Class A Common Stock 5,095,375 Class B Common Stock	1,333,333 Class A Common Stock 3,396,916 Class B Common Stock
George Courtot	400 Skokie Blvd, Suite 820 Northbrook, Illinois 60062	5,250 Class B Common Stock	3,500 Class B Common Stock
Bruce Lubin	400 Skokie Blvd, Suite 820 Northbrook, Illinois 60062	39,375 Class B Common Stock	26,250 Class B Common Stock
Otis Carter	400 Skokie Blvd, Suite 820 Northbrook, Illinois 60062	26,250 Class B Common Stock	17,500 Class B Common Stock
Brett Biggs	400 Skokie Blvd, Suite 820 Northbrook, Illinois 60062	26,250 Class B Common Stock	17,500 Class B Common Stock
Matt Jaffee	400 Skokie Blvd, Suite 820 Northbrook, Illinois 60062	26,250 Class B Common Stock	17,500 Class B Common Stock
Kimberley Annette Rimsza	400 Skokie Blvd, Suite 820 Northbrook, Illinois 60062	26,250 Class B Common Stock	17,500 Class B Common Stock